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                                                       EXHIBIT 23

                CONSENT OF INDEPENDENT AUDITORS.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-56437, pertaining to the Employee Stock Purchase Plan; No. 2-91285, pertaining to the 1981 Stock Incentive Plan; Nos. 33-20932 and 33-30229, pertaining to the Guaranteed Stock Plan; and the registration statements filed on July 18, 1994, No. 33-91758 and May 16, 1997, No. 33-
27339, pertaining to the 1991 Barnes Group Stock Incentive Plan) of Barnes Group Inc. of our report dated October 8, 1999, with respect to the financial statements of Teledyne Fluid Systems' Nitrogen Business Unit included in this Form 8-K/A for the year ended December 31, 1998.
                                       Ernst & Young LLP

                                   /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
November 10, 1999